Exhibit 4.1

ORLA MINING LTD.

STOCK OPTION PLAN

EFFECTIVE DECEMBER 6, 2016, AND AMENDED May 24, 2018 AND JUNE 12, 2019

1.	PURPOSE

The purpose of this stock option plan (the “Plan”) is to authorize the grant to Eligible Persons (as such term is defined below) of Orla Mining Ltd. (the “Corporation”) of options to purchase common shares of the Corporation's capital and thus benefit the Corporation by enabling it to attract, retain and motivate Eligible Persons by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.	DEFINITIONS

(a)	“Act” means the Canada Business Corporations Act, or its successor, as amended, from time to time;

(b)	“Affiliate” means any corporation that is an affiliate of the Corporation as defined in National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended from time to time;

(c)	“Blackout Period” has the meaning ascribed thereto in Section 8;

(a)	“Board” means the board of directors of the Corporation, or any committee of the board of directors to which the duties of the board of directors hereunder are delegated;

(d)	“Change of Control” means, in respect of the Corporation: (i) if, as a result of or in connection with the election of directors, the people who were directors (or who were entitled under a contractual arrangement to be directors) of the Corporation before the election cease to constitute a majority of the Board, unless the directors have been nominated by management or approved by a majority of the previously serving directors; (ii) any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert as a single control group or any affiliate (other than a wholly-owned subsidiary of the Corporation or in connection with a reorganization of the Corporation) or any one or more directors thereof hereafter “beneficially owns” (as defined in the Act) directly or indirectly, or acquires the right to exercise control or direction over, voting securities of the Corporation representing 50% or more of the then issued and outstanding voting securities of the Corporation, as the case may be, in any manner whatsoever; (iii) the sale, assignment, lease or other transfer or disposition of more than 50% of the assets of the Corporation to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned subsidiary of the Corporation or in connection with a reorganization of the Corporation); (iv) the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities involving all of the Corporation’s voting securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than a short-form amalgamation of the Corporation or an exchange of securities with a wholly-owned subsidiary of the Corporation or a reorganization of the Corporation); or (v) any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Corporation other than in the ordinary course of business;

(b)	“Company” means a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual;

(c)	“Common Shares” means the common shares in the capital of the Corporation, as adjusted in accordance with the provisions of Article Fifteen of this Plan;

(d)	“Consultant” has the meaning set out in Section 2.22 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time.

(e)	“Corporation” means Orla Mining Ltd., a company duly incorporated under the federal laws of Canada;

(f)	“Eligible Person” means any senior officer or director, Employee, Management Company Employee, Consultant of the Corporation or its subsidiaries or Affiliates;

(g)	“Employee” means:

(i)	an individual who is considered an employee of the Corporation under the Income Tax Act (Canada) (and for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)	an individual who works full-time for the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source, or

(iii)	an individual who works for the Corporation on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or any of its subsidiaries over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source;

(h)	“Exercise Price” has the meaning ascribed thereto in Section 7;

(i)	“Insider” means an “Insider” as defined in the TSX Company Manual;

(j)	“Management Company Employee” means an individual employed by a Person providing management services to the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation;

(k)	“Person” means a Company or individual;

(l)	“Security Based Compensation Arrangement” includes, without limitation: (i) stock option plans for the benefit of employees, insiders, service providers or any one of such groups; (ii) individual stock options granted to employees, service providers or insiders if not granted pursuant to a plan previously approved by the Corporation’s security holders; (iii) stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased; (iv) stock appreciation rights involving issuances of securities from treasury; (v) any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation; and (vi) security purchases from treasury by an employee, insider or service provider which is financially assisted by the Corporation by any means whatsoever, but shall not include the 500,000 Common Shares issuable to the Corporation’s Chairperson as “bonus shares” and the 1,000,000 Common Shares issuable to the Corporation’s Chief Executive Officer as “bonus shares”;

(m)	“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that are applicable to the Corporation;

(n)	“TSX” means the Toronto Stock Exchange; and

(o)	“TSX Company Manual” means the TSX Company Manual setting forth the rules and policies of the TSX, as the same may be amended from time to time.

3.	ADMINISTRATION

The Plan shall be administered by the Board or a committee established by the Board for that purpose. Subject to approval of the granting of options by the Board, the Corporation shall grant options under the Plan.

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all option agreements entered into thereunder, to define the terms used in the Plan and in all option agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

4.	SHARES SUBJECT TO PLAN

Subject to adjustment under the provisions of Section 15 and the limits in Section 5, the aggregate number of Common Shares which may be available for issuance under the Plan will not exceed 10% of the total number of Common Shares of the Corporation issued and outstanding from time to time. Under no circumstances may the number of Common Shares issuable pursuant to stock options under the Plan, together with Common Shares issuable under all Security Based Compensation Arrangements of the Corporation, exceed 10% of the total number of Common Shares then outstanding.

The Corporation shall not, upon the exercise of any option, be required to issue or deliver any Common Shares prior to (a) the admission of such Common Shares to listing on any stock exchange on which the Common Shares may then be listed, and (b) the completion of such registration or other qualification of such Common Shares under any law, rules or regulation as the Corporation shall determine to be necessary or advisable. If any Common Shares cannot be issued to any optionee for whatever reason, the obligation of the Corporation to issue such Common Shares shall terminate and any option exercise price paid to the Corporation shall be returned to the optionee.

5.	LIMITS ON SHARES ISSUABLE

(a)	The maximum aggregate number of Common Shares which may be reserved for issuance to any one Eligible Person under the Plan, together with all other Security Based Compensation Arrangements of the Corporation, shall not exceed 5% of the issued and outstanding Common Shares at the time of grant (on a non-diluted basis);

(b)	The maximum number of Common Shares which may issuable at any time to Insiders (as a group) under the Plan, or together with any other Security Based Compensation Arrangements of the Corporation, shall be 10% of the issued and outstanding Common Shares at the time of the grant (on a non-diluted basis);

(c)	The maximum number of Common Shares which may be issued within any one year period to Insiders (as a group) under the Plan, or together with any other Security Based Compensation Arrangements of the Corporation, shall be 10% of the issued and outstanding Common Shares; and

(d)	The maximum equity value which may be granted by the Corporation to each non-Employee director (“Non-Employee Director”) under the Plan, together with all Security Based Compensation Arrangements of the Corporation, shall not exceed $150,000 in any fiscal year, of which not more than $100,000 may be in the form of stock options granted under this Plan (the “Non-Employee Director Participation Limits”). The Non-Employee Director Participation Limits do not apply where the Corporation is making an initial grant to a new Non-Employee Director upon that person joining the Board.

6.	ELIGIBILITY

Options shall be granted only to Eligible Persons, any registered savings plan established by an Eligible Person or any Company wholly-owned by an Eligible Person.

For stock options to Employees, Consultants or Management Company Employees, the Corporation must represent that the optionee is a bona fide Employee, Consultant or Management Company Employee as the case may be. The terms “controlled” and “subsidiary” shall have the meanings ascribed thereto in the Securities Act (British Columbia) from time to time. Subject to the foregoing, the Board, shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of Common Shares subject to each option.

7.	EXERCISE PRICE

The exercise price (the “Exercise Price”) for the Common Shares under each option shall be determined by the Board on the basis of the market price, where “market price” shall mean the prior trading day closing price of the Common Shares on the TSX, and where there is no such closing price or trade on the prior trading day, “market price”' shall mean the average of the daily high and low board lot trading prices of the Common Shares on the TSX for the five (5) immediately preceding trading days. In the event the Common Shares are not listed on any exchange and do not trade on any dealing network, the market price will be determined by the Board.

8.	TERM OF OPTIONS

The period within which an option may be exercised and the number of Common Shares which may be issuable upon the exercise of options in any such period shall be determined by the Board at the time of granting the options provided, however, that all options shall not be granted for a term exceeding 10 years from the date of the option grant.

Notwithstanding the foregoing, in the event that the expiry date of an option expires during, or within 48 hours of a trading blackout period imposed by the Corporation (a “Blackout Period”), and neither the Corporation nor the individual in possession of the options is subject to a cease trade order in respect of the Corporation’s securities, then the expiry date of such option shall be automatically extended to the 10th business day following the end of the Blackout Period.

On the expiry date of any option granted under the Plan, and subject to any extension of such expiry date permitted in accordance with the Plan, such option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the optioned shares (as defined below) in respect of which the option has not been exercised.

9.	EXERCISE OF OPTIONS

Subject to the provisions of the Plan and the particular option, an option may be exercised from time to time following the date of grant and up to 5:00 p.m. local time on the expiry date by delivering to the Corporation at its registered office a written notice of exercise specifying the number of Common Shares with respect to which the option is being exercised (the “optioned shares”) and accompanied by payment in cash or certified cheque for the full amount of the purchase price of the Common Shares then being purchased. Certificates for such optioned shares shall be issued and delivered to the optionee within a reasonable time following the receipt of such notice and payment.

10.	VESTING RESTRICTIONS

Options issued under the Plan may vest and become exercisable at the discretion of the Board.

11.	EVIDENCE OF OPTIONS

Each option granted under the Plan shall be embodied in a written option agreement between the Corporation and the optionee which shall give effect to the provisions of the Plan.

12.	CESSATION OF PROVISION OF SERVICES

Subject to Section 13 below, if any optionee ceases to be an Eligible Person of the Corporation for any reason other than as a result of having been dismissed for cause as provided or as a result of the optionee's death, such optionee shall have the right for a period of 90 days (or until the normal expiry date of the option rights of such optionee if earlier) from the date of ceasing to be an Eligible Person to exercise the option under the Plan with respect to all options of such optionee to the extent they were exercisable on the date of ceasing to be either an Eligible Person, subject to extension by the Board. Upon the expiration of such 90-day (or later) period all unexercised option rights of that optionee shall immediately become terminated and shall lapse notwithstanding the original term of option granted to such optionee under the Plan.

If an optionee ceases to be either an Eligible Person as a result of having been dismissed from any such position for cause, all unexercised option rights of that optionee under the Plan shall immediately become terminated and shall lapse, notwithstanding the original term of the option granted to such optionee under the Plan.

13.	DEATH OF OPTIONEE

In the event of the death of an optionee during the currency of the optionee's option, the option theretofore granted to the optionee shall vest and be exercisable within, but only within, the period of one year next succeeding the optionee's death or until the normal expiry date of the option rights of such optionee if earlier.

14.	NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF OPTION

An option granted under the Plan shall be non-assignable and non-transferable by an optionee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during an optionee's lifetime, only by the optionee.

15.	ADJUSTMENTS IN SHARES SUBJECT TO PLAN

The aggregate number and kind of Common Shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. The options granted under the Plan may contain such provisions as the Board may determine with respect to adjustments to be made in the number and kind of Common Shares covered by such options and in the option price in the event of any such change.

16.	EFFECT OF A TAKE-OVER BID

If a bona fide offer ( an “Offer”) for Common Shares is made to shareholders of the Corporation generally or to a class of shareholders which includes the optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Corporation, within the meaning of applicable Canadian securities laws, the Corporation shall, immediately upon receipt of notice of the Offer, notify each holder of stock options of full particulars of the Offer, whereupon (subject to the approval of the TSX) all optioned shares subject to such stock option will become vested and the stock option may be exercised in whole or in part so as to permit the optionee to tender the optioned shares received upon such exercise, pursuant to the Offer. However, if: (a) the Offer is not completed within the time specified therein; or (b) all of the optioned shares tendered pursuant to the Offer are not taken up or paid for by the offeror in respect thereof, then the optioned shares received upon such exercise, or in the case of clause (b) above, the optioned shares that are not taken up and paid for, may be returned by the optionee to the Corporation and reinstated as authorized but unissued Common Shares and with respect to such returned optioned shares, the stock option shall be reinstated as if it had not been exercised and the terms upon which such optioned shares were to become vested pursuant to this paragraph shall be reinstated. If any optioned shares are returned to the Corporation under this paragraph, the Corporation shall immediately refund the exercise price to the optionee for such optioned shares.

17.	CHANGE OF CONTROL

In the event of (i) a Change of Control, and (ii) within 12 months of such Change of Control the Corporation terminates the employment of the Eligible Person for any reason other than just cause, or the Eligible Person resigns for “Good Reason” as defined in the employment agreement then all of a that Person’s stock options will immediately vest on the date of such termination. In such event, all vested stock options will be exercisable, conditionally or otherwise, from such date until their respective expiry dates, subject to the terms of any employment agreement or other contractual arrangement between the Person and the Corporation. For greater certainty, upon a Change of Control, holders of stock options shall not be treated any more favourably than holders of Common Shares with respect to the consideration that such Persons would be entitled to receive.

If the Person elects to exercise its stock options following a Change of Control, the holder of stock options shall be entitled to receive, and shall accept, in lieu of the number of Common Shares which he was entitled upon such exercise, the kind and amount of shares and other securities, property or cash which such holder could have been entitled to receive as a result of such Change of Control, on the effective date thereof, had he been the registered holder of the number of Common Shares to which he was entitled to purchase upon exercise of such stock options.

18.	EMPLOYMENT

Nothing contained in the Plan shall confer upon any optionee any right with respect to employment or continuance of employment with the Corporation or any subsidiary, or interfere in any way with the right of the Corporation, or any subsidiary, to terminate the optionee’s employment at any time. Participation in the Plan by an optionee is voluntary.

19.	NO SHAREHOLDER RIGHTS PRIOR TO EXERCISE

An optionee shall have no rights whatsoever as a shareholder in respect of any of the optioned shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of optioned shares in respect of which the optionee shall have exercised the option to purchase hereunder and which the optionee shall have actually taken up and paid for.

20.	TAXES

The Corporation shall have the power and the right to deduct or withhold, or require an optionee to remit to the Corporation, the required amount to satisfy federal, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan, including the grant or exercise of any option granted under the Plan. With respect to any required withholding, the Corporation shall have the irrevocable right to, and the optionee consents to, the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to the optionee (whether arising pursuant to the optionee's relationship as a director, officer, employee or consultant of the Corporation or otherwise), or may make such other arrangements that are satisfactory to the optionee and the Corporation. In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares issuable upon exercise of the options as it determines are required to be sold by the Corporation, as trustee, to satisfy any withholding obligations net of selling costs. The optionee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Common Shares issuable upon exercise of the options and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Common Shares issuable upon exercise of the options

21.	AMENDMENT AND TERMINATION OF THE PLAN

The Board may terminate, discontinue or amend the Plan at any time, provided that, without the consent of an option holder, such termination, discontinuance or amendment may not in any manner adversely affect such optionee’s rights under any stock option granted under the Plan.

The Board may, subject to receipt of requisite regulatory and shareholder approval, make the following amendments to the Plan or options under the Plan:

a)	amendments to increase the number of Common Shares which may be issued pursuant to the Plan, other than adjustments by virtue of Section 15;

b)	amendments to reduce the exercise price, or cancel and reissue stock options;

c)	amendments that extend the term of a stock option beyond the original expiry;

d)	amendments to the definition of “Eligible Persons” under the Plan that may permit the introduction or reintroduction of Non-Employee Directors on a discretionary basis or amendments that increase limits previously imposed on Non-Employee Director participation in Section 5;

e)	amendments to Section 14 that would permit stock options, or any other right or interest of an optionee under the Plan, to be assigned or transferred, other than for normal estate settlement purposes;

f)	amendments to this Section 21 of the Plan; or

g)	amendments to the participation limits in Section 5.

The Board may, subject to receipt of requisite regulatory approval (where required), but not subject to shareholder approval, in its sole discretion make all other amendments to the Plan or options under the Plan that are not of the type contemplated above, including, without limitation:

a)	amendments of a housekeeping nature;

b)	amendments to the exercise procedures or vesting provisions of a stock option or the Plan;

c)	amendments to the definitions, other than such definitions noted in this Section 21 above;

d)	to the take-over bid provisions provided for in Section 16 or the change of control provisions provided for in Section 17. For greater certainty, any change made to Section 16 or Section 17 shall not allow optionees to be treated any more favourably than other holders of Common Shares with respect to the consideration that the optionees would be entitled to receive for their Common Shares in the event of a take-over bid or upon a Change of Control;

e)	amendments to reflect changes to applicable securities laws; and

f)	amendments to ensure that the stock options granted under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Person to whom a stock option has been granted may from time to time be a resident, citizen or otherwise subject to tax therein.

22.	EFFECTIVE DATE OF THE PLAN

The Plan becomes effective on the date of its approval by the shareholders of the Corporation.

23.	GOVERNING LAW

This Plan shall be construed in accordance with and be governed by the laws of the Province of British Columbia and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.